EXHIBIT 12.2

PUBLIC SERVICE COMPANY OF OKLAHOMA (CONSOLIDATED)
RATIO OF EARNINGS TO FIXED CHARGES
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000
(Thousands Except Ratio)
(Unaudited)



Operating Income                              $97,587

Adjustments
   Income taxes                                14,191
   Provision for deferred income taxes         24,841
   Deferred investment tax credits             (1,791)
   Other income and deductions                  7,959
   Allowance for borrowed and equity funds
        used during construction                3,201

          Earnings                           $145,988


Fixed Charges:
   Interest on long-term debt                  $25,753
   Interest on short-term debt and other        11,929
   Distributions on Trust Preferred Securities   6,000

          Fixed Charges                        $43,682


Ratio of Earnings to Fixed Charges                3.34